UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 11, 2014

By U.S. Mail and E-mail

Mr. Roy Katzovicz

Chief Legal Officer

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Re:     Allergan, Inc. Stockholder Rights Plan

Dear Mr. Katzovicz,

As Delaware counsel to Allergan, Inc. (the “Company”), I am writing in response to your letter, dated June 6, 2014 to Arnold Pinkston, seeking, among other things, confirmation that the Company will not take the position that the solicitation and receipt of revocable proxies by PS 1 Fund, LLC (“PS Fund”) in connection with its request to cause the Company to call a special meeting of stockholders (the “Special Meeting Request”) pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) will trigger the Rights under the Rights Agreement, dated April 22, 2014 (the “Rights Agreement”), between the Company and Wells Fargo Bank, N.A.1

As you are aware, the Rights are not exercisable until the occurrence of a Distribution Date. One of the events giving rise to a Distribution Date is a Person’s becoming an Acquiring Person. Subject to specified exceptions, an Acquiring Person is any Person who or which, together with all Related Persons of such Person, becomes the Beneficial Owner of 10% or more of the Company’s Common Stock then outstanding. Under the Rights Agreement, a Person is deemed to be the Beneficial Owner of, and is deemed to Beneficially Own and have Beneficial Ownership of, among others, any security that: (x) such Person or any of such Person’s Related Persons, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power, which includes the power to vote, or direct the voting of, such security; or (y) is Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with whom such Person or any of such Person’s Related Persons, has an agreement, arrangement or understanding to act together for the purpose of acquiring, holding, voting or disposing of any securities of the Company. As your letter connotes, the Rights Agreement contains an important exception to clauses (x) and (y) in the preceding

1 Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement, a copy of which was filed as an Exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2014. Any description, summary or characterization of any provision of the Rights Agreement set forth in this letter is qualified in its entirety by the full text of the Rights Agreement.

Mr. Roy Katzovicz

June 11, 2014

sentence: a Person shall not be deemed to be the Beneficial Owner of any such security if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14 of the Exchange Act by means of a solicitation statement filed with the Commission on Schedule 14A.

As long as PS Fund (along with any of its Related Persons) does not otherwise engage in (or has not otherwise engaged in) conduct that would otherwise result in its becoming an Acquiring Person by becoming the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, PS Fund’s solicitation and receipt of one or more revocable proxies from the Company’s stockholders to be counted toward the number of shares of the outstanding Common Stock needed to cause a special meeting of stockholders to be called pursuant to and in accordance with the Bylaws, which proxies are given to PS Fund in response to a public solicitation of such proxies made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed with the Commission on Schedule 14A, should not, of itself, cause PS Fund to become an Acquiring Person.

The Company takes its responsibilities to its stockholders under the Rights Agreement and its Bylaws seriously and wants to ensure that stockholders have a full understanding of each. It would nonetheless be all but impossible to provide full and complete responses to the remaining questions set forth in your letter given the important factual nuances, or to speculate as to the rights and remedies of any Person under the Rights Agreement in the absence of a fully developed factual record.

If you consequently have any specific interpretational questions about the Rights Agreement, please let me know and we can arrange for a conference call to discuss.

Very truly yours,

Mark J. Gentile

cc:	Arnold Pinkston, Esq.
Paul Tosetti, Esq.
David Katz, Esq.

June 6, 2014

By U.S. Mail and Email:

Mr. Arnold Pinkston

Executive Vice President, General Counsel

And Assistant Secretary

c/o Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612

Re:     Allergan Poison Pill and the Shareholder Franchise

Dear Mr. Pinkston,

  On June 2, 2014, Pershing Square Capital Management, L.P. (“Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”). Its purpose is to solicit revocable proxies from shareholders of Allergan, Inc. (“Allergan”) to empower PS Fund 1, LLC (“PS Fund 1”) to deliver the shareholders’ Special Meeting Request forms to Allergan’s Secretary in order to call a special meeting of Allergan’s shareholders (the “Special Meeting”). PS Fund 1 plans to request that Allergan call a Special Meeting in order to consider a number of proposals detailed in the preliminary proxy statement.

  I am writing to seek confirmation that Allergan will not take the position that PS Fund 1’s solicitation and receipt of revocable proxies in connection with the Special Meeting Request forms trigger Allergan’s recently-adopted shareholder rights plan (the “Rights Plan”), effective April 22, 2014. While Pershing Square would strongly dispute any such interpretation, I nonetheless request clarification of Allergan’s position. Specifically, I request a response to the following questions by 8:00 p.m. Eastern Time on Monday, June 9, 2014:

1.

Does Allergan agree that Pershing Square’s discussion about and receipt of Special Meeting Request forms (including the representations therein) and a revocable proxy in connection therewith as proposed in Pershing Square’s June 2, 2014 preliminary proxy materials will not render Pershing Square a “Beneficial Owner,” as defined in Section 1.3 of Allergan’s Rights Plan, of any security held by another Beneficial Owner from which it receives such Special Meeting Request forms and proxy?

Mr. Arnold Pinkston

June 6, 2014

2.

Does Allergan agree that if Pershing Square takes steps attendant to complying with the bylaws to request a Special Meeting that such conduct will not trigger the Rights Plan, including, without limitation, solicitation and receipt of Special Meeting Request forms and revocable proxies or written consents, steps related to requesting a Special Meeting, and the provision of assistance to Pershing Square’s fellow shareholders to complete, execute, date, and deliver the attendant documents?

3.

Does Allergan agree that for any potential Proposing Person who is not already a record holder, the possible purchase and/or transfer from street name of a de minimis number of shares to comply with the bylaw requirement that Proposing Persons be record holders (and discussions related thereto), will not trigger the Rights Plan?

4.

Does Allergan agree that if shareholders (a) remove a majority of Allergan’s directors at a special meeting; and (b) thereafter apply to the Chancery Court under Section 223(c) of the DGCL to order an election of board replacements (as your lawyers have acknowledged shareholders have the right to do), the actions of those shareholders in working together to apply to the court will not trigger the Rights Plan?

  To the extent Allergan thinks there is any ambiguity regarding these issues, we request that it amend the Rights Plan to make clear that shareholders will not trigger the Rights Plan by taking steps under the bylaws to request a Special Meeting or take action by written consent. Such clarification will facilitate a transparent and meaningful assessment of the shareholders’ views about Valeant Pharmaceuticals International Inc.’s offer to merge with Allergan.

  We look forward to your prompt response.

Sincerely,

Roy J. Katzovicz Chief Legal Officer Pershing Square Capital Management, L.P.

cc: Matthew Maletta, Esq.

Important Additional Information

Allergan, Inc. (the “Company”), its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2014 and as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO READ ANY COMPANY SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investor section of the Company’s website at www.allergan.com.